UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2023

The Eastern Company
(Exact Name of Registrant as Specified in Charter)

Connecticut	001-35383	06-0330020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Enterprise Drive, Suite 408, Shelton, Connecticut 06484

(Address of Principal Executive Offices) (Zip Code)

(203) 729-2255

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	EML	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2023, (i) The Eastern Company (the “Company”) appointed Mark Hernandez, a member of its Board of Directors since June 2022, to serve as the Company’s Chief Executive Officer, effective January 23, 2023, succeeding August (Gus) Vlak, who served as CEO since 2016, and (ii) Mr. Vlak resigned as a member of the Board of Directors of the Company and from all other officer, director, trustee, fiduciary and other positions with the Company and its subsidiaries and affiliates, effective as of January 23, 2023.

Mr. Hernandez, 56, has led Navistar’s global manufacturing, supply chain, and logistics since 2018, most recently as Executive Vice President. Navistar’s core business focuses on the truck, school bus, and genuine parts markets in North America, and sells trucks, powertrains and buses under the International and IC Bus brands, respectively. Prior to Navistar, from 2017 to 2018, Mr. Hernandez was an Experienced Practice Expert (Manufacturing and Commercial Vehicles) at McKinsey & Company, a global management consulting firm, focusing on business transformation. From 1994 to 2016, Mr. Hernandez held several roles at Daimler AG and Daimler Trucks North America, an automotive industry manufacturer of commercial vehicles, where he was a member of Leadership 2020 G16, reporting to the Daimler Board of Management. He graduated cum laude from the United States Naval Academy.

Employment Agreement with Mark Hernandez

In connection with Mark Hernandez’s appointment as the next Chief Executive Officer of the Company, the Company has entered into an Employment Agreement with Mr. Hernandez setting forth certain terms of his employment (the “Employment Agreement”). The Employment Agreement, effective as of January 23, 2023, provides for (i) an annual base salary of $515,000, (ii) a target annual bonus amount equal to 100% of base salary (the “Target Annual Bonus”) based upon the performance of the Company and its subsidiaries, as determined by the Compensation Committee, in accordance with the Company’s general bonus program for senior executives of the Company, (iii) an upfront restricted stock award of 15,000 shares (which will vest in three substantially equal installments on each of the first, second and third anniversary of the date of grant, subject to Mr. Hernandez’s continuous employment through each vesting date and the terms and conditions of the award agreement) and (iv) consideration for additional equity awards as determined by the Compensation Committee from time to time.   Mr. Hernandez will also be eligible to participate in the Company’s benefit plans that are generally available for senior executives of the Company from time to time (other than severance plans), in accordance with the terms of those arrangements, and will be entitled to five weeks of vacation per year.

Pursuant to the Employment Agreement, in the event Mr. Hernandez’s employment is terminated (i) by the Company without “cause,” or (ii) by Mr. Hernandez for “good reason” (as each such term is defined in the Employment Agreement), he would be entitled to receive (A) the “Accrued Benefits” (as defined in the Employment Agreement), and (B) subject to entering into a release of claims in the time periods provided by the Company, an amount equal to Mr. Hernandez’s annual base salary, payable over twelve months.

The Employment Agreement also contains, among other things, certain customary provisions regarding confidentiality and assignment of work product and other matters.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1, and which is incorporated into this Item 5.02 by reference.

Departure of August Vlak as a Director and Officer

In connection with Mr. Hernandez succeeding August (Gus) Vlak as the Company’s next Chief Executive Officer, the Company has accepted Mr. Vlak’s resignation as a member of the Board of Directors of the Company and from all other officer, director, trustee, fiduciary and other positions with the Company and its subsidiaries and affiliates, effective as of January 23, 2023.  The Company and Mr. Vlak have agreed to treat Mr. Vlak’s departure as a termination by the Company without cause for purposes of receiving any accrued compensation and severance pay under Mr. Vlak’s employment agreement with the Company, dated January 1, 2018.  If Mr. Vlak timely enters into a general release and waiver of claims (and such release and waiver is not revoked), he will be entitled to the benefits provided under Section 5(c) of that employment agreement.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement between The Eastern Company and Mark Hernandez dated as of January 9, 2023.

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Eastern Company

Date: January 13, 2023	By:	/s/ Peter O’Hara
Peter O’Hara
Chief Financial Officer

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